NYSE: WMB

Date:	April 5, 2007
Williams’ Northwest Pipeline Completes Private Debt Issuance
     TULSA, Okla. — Northwest Pipeline Corp., a subsidiary of Williams (NYSE:WMB), announced today it has closed a private offering of $185 million aggregate principal amount of senior unsecured notes due 2017 with a coupon of 5.95 percent.
     Northwest intends to use the net proceeds from the offering to repay inter-company indebtedness incurred to fund the April 4 redemption of $175 million aggregate principal amount of its 8.125-percent senior notes due 2010.
     The notes offered were not registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.
This press release does not constitute an offer to sell or the solicitation of an offer to buy such notes and is issued pursuant to Rule 135c under the Securities Act of 1933.
About Williams (NYSE:WMB)
Williams, through its subsidiaries, primarily finds, produces, gathers, processes and transports natural gas. The company also manages a wholesale power business. Williams’ operations are concentrated in the Pacific Northwest, Rocky Mountains, Gulf Coast, Southern California and Eastern Seaboard. More information is available at www.williams.com.

Contact:	Jeff Pounds
Williams (media relations)
(918) 573-3332

Richard George
Williams (investor relations)
(918) 573-3679
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Portions of this document may constitute “forward-looking statements” as defined by federal law. Although the company believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the “safe harbor” protections provided under the Private Securities Reform Act of 1995. Additional information about issues that could lead to material changes in performance is contained in the company’s annual reports filed with the Securities and Exchange Commission.